EXHIBIT 3(i)

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                   CELLULAR COMMUNICATIONS INTERNATIONAL, INC.

            ---------------------------------------------------------
                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware
            ---------------------------------------------------------


     CELLULAR  COMMUNICATIONS   INTERNATIONAL,   INC.,  a  Delaware  corporation
(hereinafter called the "Corporation"), does hereby certify as follows:

     FIRST: The first paragraph of Article FOURTH of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

          FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 77,500,000 consisting of 75,000,000 shares of common stock, par value $0.01 per share (the "Common Stock") and 2,500,000 shares of preferred stock par value $0.01 per share (the "Preferred Stock").

     SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 4th day of June, 1998.


                                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.



                                  By: /s/ Stanton Williams
                                     ----------------------------------------
                                     Stanton N. Williams
                                     Vice President-Chief Financial Officer